Exhibit 10.5

Summary of Compensation Arrangements

With Executive Officers

Effective Date:	January 1, 2009 (except for stock options).

Term:	Three years.

Base Salary:

$125,000 per year each. Increases for 2010 and 2011 subject to approval of Compensation Committee with target salaries of $150,000 and $175,000, respectively.  Increases should be based upon profitability, positive cash flow and such other factors as the Compensation Committee deems important.

Bonus Compensation:

Each executive will receive a bonus for fiscal 2009, 2010 and 2011, which shall be subject to the discretion of the Compensation Committee based upon job performance, revenue growth, positive cash flow and net income before taxes.  The target bonuses for each executive shall be $93,750 for 2009, $112,500 for 2010 and $131,250 for 2011.

Stock Options:	Grant on December 19, 2009 of 10-year options at fair market value under the 2007 Equity Incentive Plan, subject to execution of the standard Stock Option Agreement as follows:
Michael Cordani – 500,000
Joe Ingarra – 500,000
Peter Cordani – 500,000

Vesting:

The options shall vest in one-third increments each year subject to continued employment on the applicable vesting date, based upon meeting budgeted revenue targets or if the Company fails to meet the budgeted revenue for the applicable fiscal year, the Compensation Committee retains discretion to vest the entire number for that year. Any options which do not vest in a fiscal year shall be forfeited.

Severance:

Upon termination without cause or for good reason, the executives are entitled to one year’s severance.  If the good reason event is a change in control, the executive must be terminated within one year of the change of control.